EXHIBIT 99.3

Stock Pledge and Security Agreement

STOCK PLEDGE AND SECURITY AGREEMENT

                                                This Stock Pledge and Security Agreement (this “Agreement”) is made on or as of May 7, 2008 (the “Date of this Agreement”), by Farber Properties Group, LLC, a Michigan limited liability company (the “Debtor”), whose address is 1775 John R, Troy, Michigan 48083, to and for the benefit of William Farber (the “Creditor”), whose address is 32640 Whatley, Franklin, Michigan 48025.

INTRODUCTION

A.                                   Debtor is indebted to Creditor in the amount of eleven million three hundred ten thousand dollars ($11,310,000.00) (the “Loan”).  The Loan is evidenced by a Non-Recourse Promissory Note dated as of the Date of this Agreement (the “Note”). The Note and this Agreement are sometimes collectively referred to as the “Loan Documents”, and each is a “Loan Document”.

B.                                     In order to induce Creditor to continue to extend credit to Debtor in the form of the Loan as evidenced by the Note, Debtor desires to enter into this Agreement.

                                                Therefore, Debtor agrees as follows:

1.                                       Indebtedness.  This Agreement is made to secure payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future indebtedness of Debtor to Creditor under the Note (the “Indebtedness”).  Indebtedness includes without limitation any and all obligations or liabilities of the Debtor to the Creditor, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown; any and all obligations or liabilities for which the Debtor would otherwise be liable to the Creditor were it not for the invalidity or unenforceability of them by reason of any bankruptcy, insolvency or other law, or for any other reason; any and all amendments, modifications, renewals and/or extension of any of the above; all costs incurred by Creditor in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement or under any other Loan Document or in connection with any proceeding involving Creditor as a result of any financial accommodation to Debtor; and all other costs of collecting the Indebtedness, including, without limitation, attorney fees.  Debtor agrees to pay Creditor all such costs incurred by the Creditor, immediately upon demand, and until paid all costs shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law.  Any reference in this Agreement to attorney fees shall be deemed a reference to fees, costs, and expenses of both in-house and outside counsel and paralegals, whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether attorney fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise.

2.                                       Reaffirmation of Loan.  Debtor hereby reaffirms its obligation for the prompt, full and punctual payment and performance of the Note and all other obligations of the Debtor under the Note and other Loan Documents.

3.                                       Collateral.  Debtor represents to the Creditor that Debtor is the sole record and beneficial owner of five million (5,000,000) shares of the authorized, issued and outstanding capital stock (the “Target Stock”) of Lannett Company, Inc., a Delaware corporation (the “Target Company”).

The term “Collateral” means and refers to all of the following:

(I)                                    the Target Stock,

(II)                                all securities which Debtor receives, is or becomes entitled to receive, or to which Debtor has a claim or interest by reason of any reorganization, recapitalization, equity split, equity dividend, conversion, merger, consolidation, exercise of preemptive rights or otherwise, in exchange for or by reason of the Target Stock,

(III)                            all proceeds of the Target Stock, and

(IV)                            all replacements, substitutions and additions to the Target Stock or any of the foregoing,

and, as to all of the foregoing, whether now or later owned or received by, issued or belonging to, or otherwise inuring to the benefit of Debtor.

Notwithstanding the foregoing, or anything else in this Agreement to the contrary, the Collateral shall not include (and shall expressly exclude) all shares of capital stock now or later owned by the Debtor, and/or the members, managers, officers, successors or assigns of Debtor, other than the Target Stock.

4.                                       Pledge and Grant of Security Interest in Collateral

4.1                                 Debtor hereby pledges and grants to Creditor a continuing security interest in and to the Collateral in order to secure the full and timely payment and performance to the Creditor of the Indebtedness and all other obligations of the Debtor to Creditor as and when due.

4.2                                 On the Date of this Agreement, Debtor hereby delivers and deposits with the Creditor, to have and to hold for purposes of putting into effect and/or perfecting the security interest granted hereunder and for all other purposes of this Agreement, a Collateral Assignment of Target Stock duly signed by Debtor to Creditor in the form of Exhibit A to this Agreement (the “Target Stock Assignment”).

4.3                                 If Debtor shall hereafter have beneficial or record title or rights in or to any additional securities of the Target Company, or any other limited liability company, partnership, corporation or legal entity by reason of Debtor’s ownership of the Target Stock, whether issued pursuant to a corporate reorganization, recapitalization, equity split, equity dividend, conversion, merger, or consolidation, the Debtor shall immediately cause each certificate or other instrument evidencing the Debtor’s rights in and to such securities to be delivered to Creditor to have and to hold for purposes of perfecting the security interest granted hereunder and for all other purposes of this Agreement, together with a collateral assignment or assignment separate from certificate or instrument substantially in the form of the Target Stock Assignment attached as Exhibit A to this Agreement or such other form as Creditor shall require.  Debtor agrees that such additional securities shall be a part of the Collateral and subject to this Agreement as if originally pledged to Creditor upon the execution of this Agreement and shall be included within the definition of the Target Stock.  Debtor further agrees to sign, execute, and deliver any and all other documents, agreements, and instruments, and to do any and all other things, requested by Creditor from time to time for the purpose of securing and perfecting the rights of Creditor in and to the Collateral.

5.                                       Representations, Warranties and Covenants of Debtor.  Debtor represents and warrants to Creditor, and agrees, as follows:

(A)                              there is not now any, and so long as the Collateral is pledged to Creditor there will be no, outstanding rights, subscriptions, options, convertible debentures, warrants, calls, contracts, commitments, voting agreements, voting trusts, proxies, or demands of any kind or nature, relating to the Collateral, other than this Agreement (or otherwise in favor of Creditor);

(B)                                Debtor is authorized and empowered to enter into this Agreement, and to pledge the Collateral to Creditor in accordance with the terms and conditions of this Agreement;

(C)                                Debtor will be bound by the obligations of this Agreement and this Agreement is enforceable against Debtor in accordance with its terms;

(D)                               the Collateral is and will at all times remain free and clear of all liens, security interests, pledges and encumbrances, other than the rights of the Creditor created by this Agreement;

(E)                                 the Creditor’s security interest in the Collateral is first and senior to any and all other security interests in, or pledges of, the Collateral;

(F)                                 Debtor will defend the Creditor’s interest in the Collateral against the claim and demand of all other persons; and

(G)                                Debtor will not sell, assign, transfer, pledge, gift, or otherwise dispose of, or encumber, any Collateral while this Agreement is in effect without the prior written consent of Creditor, which consent may be withheld or given in Creditor’s sole discretion.

6.                                       Voting Rights.  Debtor shall have the sole and exclusive right and authority to vote the Collateral, except, effective from and after the occurrence of an Event of Default only, Debtor irrevocably constitutes and appoints the Creditor as the Debtor’s true and lawful attorney-in-fact, with power of substitution, for Debtor and in Debtor’s name, place, and stead, to vote the Collateral as the Debtor’s proxy, whether at an annual, special or regular meeting (or an adjournment of such a meeting) or by written consent (without a meeting) of the shareholders of the Target Company, in any manner which the Creditor shall determine in its unrestricted discretion.  This proxy will inure to the benefit of the Creditor and its successors and assigns in interest.  This proxy shall not terminate by reason of the death or disability of the Debtor, but shall terminate upon the termination of this Agreement as and when the Indebtedness and all other obligations of Debtor to Creditor have been indefeasibly paid in full without right of reinstatement, disgorgement or repayment by reason of a preference, other creditor action or by operation of law.

7.                                       Distributions.  Debtor shall have the right and power to take exclusive receipt and otherwise have possession or control of, and shall have the exclusive claim to, any dividends or distributions, whether in cash or other property, on account of the Target Stock (the “Distributions”), except, from and after an Event of Default, Debtor shall immediately deliver, remit and turn over to Creditor all such Distributions received by or in the possession or control of Debtor, without commingling such Distributions with the Debtor’s other properties and assets.  From and after an Event of Default, Debtor shall be deemed to hold such Distributions in trust for the exclusive benefit of Creditor.

8.                                       Events of Default.  The occurrence of any or more of the following events shall be a default of this Agreement (each an “Event of Default”):

(a)                                  Any failure of Debtor to pay the Indebtedness as and when due, or such portion of it as may be due, whether on any installment due date, at maturity, by acceleration, upon demand or otherwise, which failure continues without cure for a period of sixty (60) days following written notice from Creditor to Debtor.

(b)                                 Any failure or neglect to comply with, or any breach of or default under, any terms or conditions of this Agreement or any other Loan Document, which failure continues without cure for a period of sixty (60) days following written notice from Creditor to Debtor.

(c)                                  The issuance of an order from a court of competent jurisdiction of any transfer, disposition, attachment, levy or garnishment of or upon the Collateral, which order is not stayed or lifted prior to the first to occur of execution or the elapse of ninety (90) days.

(d)                                 The sale, transfer or other disposition by Debtor of all or any part of the Collateral.

(e)                                  The termination of existence or dissolution (without reinstatement) of Debtor.

(f)                                    Any voluntary assignment for the benefit of creditors of Debtor, commencement of any proceedings under any state or federal bankruptcy or insolvency laws or laws for the relief of debtors by or against Debtor, or appointment of a receiver, trustee, court appointee, custodian or otherwise, for all or any part of the property of Debtor.

(g)                                 Any involuntary assignment for the benefit of creditors of Debtor, commencement of any proceedings under any state or federal bankruptcy or insolvency laws or laws for the relief of debtors by or against Debtor, or appointment of a receiver, trustee, court appointee, custodian or otherwise, for all or any part of the property of Debtor, to the extent that the same is not stayed or lifted prior to the first to occur of execution or the elapse of ninety (90) days.

9.                                       Cumulative Remedies Upon Occurrence Of Event Of Default.  Upon the occurrence of any Event of Default, Creditor will have each and all of the remedies set forth below, exercisable if the Event of Default is not cured within sixty (60) days following written notice from Creditor to Debtor.  Each and all of these remedies will be cumulative, such that Creditor may exercise one or more or all of such remedies until the Indebtedness is indefeasibly paid in full without right of reinstatement, disgorgement or repayment by reason of a preference, other creditor action or by operation of law:

(I)                                    Creditor may cause all or any portion of the Collateral to be registered in its name or the name of its nominee, designee, or assignee;

(II)                                Creditor may retain all or any portion of the Collateral for so long as it determines without being liable for any diminution in value, such retention being deemed necessary to the security of the Creditor;

(III)                            Creditor may exercise all voting powers and otherwise exercise all rights of a member of the Target Company with respect to the Collateral, in such manner as Creditor determines in its sole discretion, including, without limitation, voting the Collateral to sell or otherwise dispose of all assets and properties of the Target Company;

(IV)                            Creditor shall have the exclusive right to receive all distributions, of any kind, with respect to the Collateral, including, without limitation, Distributions;

(V)                                Creditor may sell, transfer, or otherwise dispose of all or any part of the Collateral, at private or public sale, without advertisement of the time or place of the sale (or any adjournment thereof), free and clear of any right of redemption by the Debtor or Debtor’s successors and assigns (such right of redemption being expressly waived by Debtor), whether for cash or credit or other property, at such prices and in such manner and to such purchaser (including the Creditor) as the Creditor may determine in its sole discretion; it being understood that the proceeds thereof will be applied to the Indebtedness and the expenses of sale (it being understood by the Debtor that the Debtor will remain liable for any and all deficiencies); and/or

(VI)                            Creditor may exercise any and all other rights and remedies expressly set forth in or arising pursuant to this Agreement or under applicable law.

If any notification of intended disposition by Creditor of any of the Collateral is required by law, such notification will be deemed reasonably and properly given if given at least seven (7) days before such disposition.  The Creditor shall have no obligation or duty to exercise any of the rights, privileges, options or powers inuring to the Creditor under this Agreement, and shall have no responsibility for its delay or failure to do so.  The Creditor shall not be required at any time to register the Collateral under the Securities Act of 1933 or any applicable state securities laws.

10.                                 Termination.  This Agreement and all rights of the Creditor under and pursuant to this Agreement will terminate at such time as Creditor is satisfied that the Indebtedness and all other obligations of the Debtor and Debtor under the Note and other Loan Documents are indefeasibly paid and performed in full without reinstatement, disgorgement or repayment by reason of a preference, other creditor action or by operation of law.

11.                                 Appointment of Creditor.  Debtor hereby makes, constitutes and appoints Creditor its true and lawful attorney-in-fact with full power of substitution to take any action in furtherance of this Agreement, including, without limitation, the signing of financing statements, endorsing of instruments, and, the execution and delivery of all documents and agreements necessary to perfect its security interest, prevent waste to the Collateral, and, upon the occurrence of an Event of Default only, collect, dispose of or enforce its rights in the Collateral.  Such appointment shall be deemed irrevocable and coupled with an interest.

12.                                 Waivers.  Debtor hereby waive all defenses otherwise available to parties liable or whose property stands as security, including, without being limited to, the following:  presentment, demand, protest and notice of dishonor and nonpayment with respect to any of the Indebtedness, the enforcement and preservation of any lien or rights of setoff otherwise held by Creditor and the enforcement and preservation of any of the Indebtedness or of any guaranty or other undertaking.  Debtor agrees that Creditor may enforce any security interest granted hereunder without being obligated first to enforce any other security interest, mortgage, guaranty or other source of collection whether granted by Debtor or any other person.

                                                Debtor’s obligations hereunder shall remain fully binding although Creditor may have waived one or more defaults by Debtor, extended the time for performance by Debtor, released, returned or misapplied other collateral at any time given as security for Debtor’s obligations and/or released Debtor from the performance of its obligations under the Loan Documents.  Any modification of the Loan Documents or waiver of the performance thereof, the giving by the Creditor of any extension of time for the performance of any of the obligations of the Debtor, any other forbearance on the part of the Creditor or any failure by the Creditor to enforce any of its rights under the Note and other Loan Documents shall not in any way release the Debtor from liability hereunder or terminate, affect or diminish the validity of this Agreement, notice to the Debtor of any such modification, waiver, extension, forbearance or failure or of any default by the Debtor under the terms thereof being hereby waived.  The Debtor waives any defense based upon or arising by reason of (a) any disability or other defense of the Debtor or any other person; (b) the cessation or limitation from any cause whatsoever, other than final and irrevocable payment and performance in full, of the Debtor’s obligations under the Loan Documents; (c) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of the Debtor which is a corporation, partnership or other type of entity, or any defect in the formation of the Debtor; or (d) any modification of the Loan Documents, in any form whatsoever.

                                                This Agreement shall remain in full force and effect notwithstanding the institution by or against Debtor of bankruptcy, reorganization, readjustment, receivership or insolvency proceedings of any nature, or the disaffirming of the Loan Documents in any such proceedings or otherwise.  Notwithstanding any prior revocation, termination or discharge hereof, the effectiveness of this Agreement shall continue to be reinstated, as the case may be, in the event that any payment received or credit given by Creditor in respect of the liabilities is returned, disgorged or rescinded as a preference, impermissible setoff, diversion of trust funds, fraudulent conveyance or otherwise under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case this Agreement shall thereafter be enforceable against Debtor as if such returned, disgorged or rescinded payment or credit had not been received or given by Creditor, and whether or not Creditor relied upon such payment or credit or changed its position as a consequence thereof.

13.                                 Cooperation Agreement.  Until the Indebtedness and all other obligations of the Debtor under the Note and other Loan Documents are indefeasibly paid and performed in full without right of reinstatement, disgorgement or repayment by reason of a preference, other creditor action or by operation of law, and until the termination of this Agreement in accordance with Section 10 of this Agreement, Debtor agrees to not take or permit any action which obstructs, impedes or infringes upon the enforcement by the Creditor of the Creditor’s rights, benefits and remedies under this Agreement, the Note and/or the other Loan Documents.

14.                                 General Terms and Conditions

                                                14.1                           Introduction Paragraphs.  The Introduction Paragraphs to this Agreement are incorporated in and made a part of this Section 14.1 by reference.

                                                14.2                           Facsimiles and Electronic Transmissions.  This Agreement may be signed by facsimile or electronically, in which case each facsimile or electronic version will be effective as if an original.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic transmission shall also deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                                                14.3                           Further Assurance.  From time to time, the Debtor shall execute and deliver to Creditor such additional documents, certificates and instruments as Creditor may require to carry out the purposes of this Agreement and to protect Creditor’s rights hereunder.

                                                14.4                           No Waiver.  No delay on the part of Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof, or be deemed to establish a custom or course of dealing or performance between the parties hereto, or preclude the exercise of any other right, power or privilege.

                                                14.5                           Modification.  No waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by Creditor, and then such waiver shall be effective only in the specific instance and for the purpose for which given.  An amendment, allonge, extension, modification, renewal, replacement, restatement or supplement to this Agreement will only be effective if consented to in writing by Creditor.  No notice to or demand on Debtor in any case shall entitle Debtor to any other or further notice or demand in the same, similar or other circumstances.  This Agreement may not be modified by contrary course of conduct or usage of trade.  Creditor shall not be deemed to have consented to any modification or waiver by its silence, even if Creditor fails, refuses or delays its response to a request for modification or waiver from Debtor.

                                                14.6                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Debtor and Creditor, provided, Debtor shall not have the right to assign this Agreement or any rights or obligations under this Agreement without the prior express written consent of Creditor which consent may be withheld, delayed or conditioned in the discretion of the Creditor and with or without notice to Debtor.  The Creditor’s silence or other failure to respond to any such request for consent shall be deemed to signify the Creditor’s refusal to give such consent.  Any purported assignment made in violation hereof shall be void.

                                                This Agreement shall be enforceable by and inure to the benefit of the Creditor and its successors and assigns even if it is not signed by the Creditor.

                                                14.7                           CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION.

                                                14.8                           WAIVER OF RIGHT TO JURY TRIAL.  DEBTOR UNDERSTANDS THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THE SAME MAY BE WAIVED. DEBTOR, AFTER CONSULTATION OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY LITIGATION OR COURT PROCEEDING REGARDING PERFORMANCE OR ENFORCEMENT OF OR IN ANY WAY RELATED TO THE LOAN, THIS AGREEMENT, THE NOTE, OR ANY OTHER LOAN DOCUMENTS.

                                                14.9                           Construction

                                                                                                14.9.1                  Nouns and Pronouns.  Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

                                                                                                14.9.2                  Descriptive Headings and Captions.  The headings and captions to the sections and subsections of this Agreement are inserted for reference only and are not to be either taken as limiting or extending the provisions of this Agreement, or given any effect on the construction or interpretation of this Agreement.

                                                                                                14.9.3                  Vague Terms.  Debtor and Creditor each participated in the drafting, preparation and negotiation of this Agreement.  Therefore, no one party is or should be considered to be the drafter of this Agreement, and any rule of construction which favors or gives the benefit of any doubt, uncertainty or ambiguity over the interpretation of this Agreement to one party over the other shall not be applicable (and is waived), even if one party physically reduced this Agreement to writing.

                                                                                                14.9.4                  Include or Including.  Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”.

SIGNATURE ON FOLLOWING PAGE

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO

STOCK PLEDGE AND SECURITY AGREEMENT

                                                In the presence of the witnesses whose signatures appear below, the Debtor has caused this Agreement to be executed and delivered as of the date set forth above:

WITNESS	Farber Properties Group, LLC

/s/ Sherri Brown	By	/s/ David Farber
David Farber, Its: Manager

/s/ Sherri Brown	And By	/s/ Jeffrey Farber
Jeffrey Farber, Its: Manager

CREDITOR ACCEPTANCE

The Creditor accepts and agrees to the foregoing:

/s/ William Farber
William Farber

EXHIBIT A

COLLATERAL ASSIGNMENT OF STOCK

                                                FOR VALUE RECEIVED, Farber Properties Group, LLC, a Michigan limited liability company (the “Assignor”), hereby assigns and transfers to                                                                    (the “Assignee”), five million (5,000,000) shares of the authorized, issued and outstanding capital stock (the “Target Stock”) of Lannett Company, Inc., a Delaware corporation (the “Target Company”).  Assignor does hereby irrevocably appoint the Target Company and its Officers to act as attorney and agent to transfer the Target Stock on the books of the Target Company with full power of substitution.

                                                This Collateral Assignment of Target Stock is made pursuant to a Stock Pledge and Security Agreement dated as of                                               , 2008 from Assignor to and for the benefit of Assignee.

Dated:	.

IN THE PRESENCE OF:

WITNESS	Farber Properties Group, LLC

DO NOT SIGN EXHIBIT

Signature	By David Farber, Its: Manager

DO NOT SIGN EXHIBIT

Signature	By Jeffrey Farber, Its: Manager